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                                                                   EXHIBIT 10.20

                      FIRST AMENDMENT TO MASTER AGREEMENT
                                    BETWEEN
                                DTE - CoEnergy
                                      AND
                    GREEN MOUNTAIN ENERGY RESOURCES L.L.C.

     This First Amendment to Master Agreement ("Amendment") is executed as of November 25, 1998 by and between DTE-CoEnergy, L.L.C ("Supplier") and Green Mountain Energy Resources L.L.C. ("Green Mountain") and, together with Supplier, (the "Parties").

     The Parties are Parties to a Master Agreement dated September 11, 1998 ("Agreement") and agree to amend the Agreement as follows:

     1.  Section 8B(b) is deleted and the following in inserted in lieu thereof:

         "(b) Delivers Wholesale Products to retail or wholesale customers in PJM other than Green Mountain Customers in the ratio specified in the December Special Content Declaration and in an amount equal to 95-105% of the Designated Green Mountain Customer Load in PJM each calendar year or within 4 months after the end of the calendar year where Supplier does not transfer to such other customer(s) the rights to claim the environmental attributes that differentiate such Wholsesale Products from Undifferentiated System Power; or"

     2. The first paragraph of Section 12, Billing, is deleted and the following is inserted in lieu thereof:

         "After commencement of deliveries, Supplier shall bill Green Mountain on a monthly basis, no earlier than the first day of the month following the month of service ("Invoice Month") and using best efforts to bill on or before the tenth (10th) day of the Invoice Month, based upon an estimation of the Base Charge and Base Charge Adders (for the energy in MWh) scheduled to the ISO/EDC on behalf of Green Mountain adjusted for ISO/EDC transmission and distribution losses, as applicable (collectively "Estimated Charges"). The monthly invoice shall be paid in full within 20 days of the date of the invoice. In anticipation of the need to pay such bills, Green Mountain will utilize an independent third party(ies) to receive all payments from the Designated Green Mountain Customers into a separate account in the name of and for the benefit of Supplier. The Supplier shall be entitled to receive the foregoing revenues up to the amount of the Estimated
         Charges for the current billing period plus or minus any adjustments based on Actual Meter Load. Such arrangements with the independent third parties shall be satisfactory to Supplier, which shall not be unreasonably withheld. Green Mountain grants Supplier a security interest in these receivables and will
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         execute and file Security Agreement(s), Financing Statement(s) and such other documents as Supplier may request to maintain and perfect its security interest. Green Mountain shall instruct said independent third party(ies) to transfer the funds so segregated into the Supplier's account on a weekly basis. All amounts so transferred shall be credited against the amount due from Green Mountain under Supplier's monthly bill."

     3.  Except as hereinbefore set forth, the Agreement remains unchanged.


DTE-CoEnergy, L.L.C.                            Green Mountain Energy

                                                Resources, L.L.C.

By:    /s/Richard A. Zachariason                By:    /s/Thomas C. Boucher

Title: President                                Title: Vice President, Energy
                                                       Supply & Bus. Dev.

Date:  11/25/98                                 Date:  11/25/98



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